SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of  the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           ASR INVESTMENTS CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction  computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid:

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    2) Form, Schedule or Registration No.

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    4) Date filed:

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
                           ASR INVESTMENTS CORPORATION

                         335 NORTH WILMOT, SUITE 250
                            TUCSON, ARIZONA 85711
                                (520) 748-2111

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                JULY 22, 1997
                    ----------------------------------------

   The Annual Meeting of Stockholders of ASR Investments Corporation, a Maryland corporation (the "Company"), will be held on July 22, 1997 at 9:00 a.m., at the Williams Center Courtyard Marriot, 201 S. Williams Blvd., Tucson, Arizona for the following purposes:

   1. To elect directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

   2. To approve an amendment to the Company's Articles of Incorporation that will change the corporate name to Heritage Residential Corporation.

   3. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

   4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on May 23, 1997 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                   Sincerely,


                                   /s/ Joseph C. Chan
                                   Joseph C. Chan
                                   Secretary



Tucson, Arizona
June 20, 1997

                         ASR INVESTMENTS CORPORATION

                         335 NORTH WILMOT, SUITE 250
                            TUCSON, ARIZONA 85711
                                (520) 748-2111

                    ----------------------------------------
                               PROXY STATEMENT
                    ----------------------------------------

GENERAL

   The enclosed proxy is solicited on behalf of ASR Investments Corporation, a Maryland corporation (the "Company"), by the Company's board of directors (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held July 22, 1997 at 9:00 a.m. (the "Meeting"), or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Meeting will be held at the Williams Center Courtyard Marriott, 201 S. Williams Blvd., Tucson, Arizona.

   These proxy solicitation materials were mailed on or about June 25, 1997 to all stockholders entitled to vote at the Meeting.

   The information contained in the "Compensation Committee Report on Executive Compensation" and "Performance of the Common Stock" elsewhere herein shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

RECORD DATE

   Stockholders of record at the close of business on May 23, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 4,437,611 shares of the Company's Common Stock, $.01 par value (the "Common Stock").

REVOCABILITY OF PROXIES

   Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

VOTING SOLICITATION

   The presence, in person or by proxy, of the holders of a majority of the total number of shares of Common Stock outstanding constitutes a quorum for the transaction of business at the Meeting. Each stockholder voting at the Meeting, either in person or by proxy, may cast one vote per share of Common Stock held in the election of directors and on each other matter to come before the Meeting. Cumulative voting in the election of directors is not permitted.

   Votes cast by proxy or in person at the Meeting will be tabulated by the election inspectors appointed for the Meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

   The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of the Company's directors and officers, personally or by telephone or telegram, without additional compensation.

ANNUAL REPORT

   The 1996 Annual Report to Stockholders, which was mailed to stockholders with this Proxy Statement, contains financial and other information about the Company but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

   The Company will provide upon written request, without charge to each stockholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the year ended December 31, 1996 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by the Company in furnishing such exhibit. Any such requests should be directed to the Company at 335 North Wilmot, Suite 250, Tucson, Arizona 85711.

                            ELECTION OF DIRECTORS

NOMINEES

    A board of nine directors is to be elected at the Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jon A. Grove, Frank S. Parise, Jr., Joseph C. Chan, Don W. Winton, Earl M. Baldwin, Steven G. Davis, John J. Gisi, Raymond L. Horn and Frederick C. Moor, all of whom currently are directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified. Biographical information regarding the nominees for directors is set forth below under the heading "Information Concerning Directors and Executive Officers of the Company."

   The Company's Bylaws provide that the Board of Directors shall consist of not fewer than three nor more than 15 members. The Bylaws further provide that, for so long as the Company maintains its election to be treated as a real estate investment trust ("REIT"), the majority of the members of the Board of Directors and of any committee of the Board of Directors will at all times be Unaffiliated Directors, except in the case of a vacancy. Unaffiliated Directors are directors who are not employees of the Company. As of the date of this Proxy Statement, the Unaffiliated Directors are Messrs. Baldwin, Davis, Gisi, Horn and Moor. Vacancies occurring on the Board of Directors among the Unaffiliated Directors will be filled by nominees selected by the Unaffiliated Directors who are approved by the vote of a majority of the directors, including a majority of the Unaffiliated Directors.

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth certain information regarding the Company's directors and executive officers.

    NAME            AGE                       POSITION(S) WITH THE COMPANY
    ----            ---                       ----------------------------
Jon A. Grove         53    Chairman of the Board, President, Chief Executive Officer and Director
Frank S. Parise, Jr. 45    Vice Chairman, Executive Vice President, Chief Administrative Officer,
                           and Director
Joseph C. Chan       45    Executive Vice President, Chief Operating Officer, Secretary,
                           Treasurer and Director
Don W. Winton        43    Executive Vice President
Dale A. Webber       36    Vice President
Roger A. Karber      42    Vice President, Property Development
Thomas A. Heeringa   43    Vice President
Mary C. Clements     30    Controller
Earl M. Baldwin      53    Director
Steven G. Davis      46    Director
John J. Gisi         51    Director
Raymond L. Horn      67    Director
Frederick C. Moor    65    Director

   Jon A. Grove has been Chairman of the Board of Directors, President, Chief Executive Officer and a director of the Company since its organization in June 1987. Mr. Grove also had served as the President of one of the general partners of Pima Mortgage L.P. (the "Manager") since its organization until April 30, 1997 and had been a director and principal stockholder of Pima Realty Advisors, Inc. (the "Property Manager") since its organization until April 30, 1997. On April 30, 1997, pursuant to the approval of the stockholders at a special meeting held on April 23, 1997, the Company acquired the entire interests in all of the partners of the Manager and the Property Manager. From 1974 to 1989, Mr. Grove was employed with The Estes Co. (now called GWS), a company which founded the Company and which develops, constructs and sells residential, multi-family, commercial and industrial real estate, most recently as executive vice president and chief operating officer. Mr. Grove also has been Chairman of the Board and a Director of American Southwest Holdings, Inc. and its affiliates since their organization; these companies are Arizona-based corporations involved in the issuance and administration of mortgage- collateralized bonds.

   Frank S. Parise, Jr. has been Vice Chairman of the Board of Directors, Executive Vice President and Chief Administrative Officer of the Company since December 1988 and a director of the Company since its organization. Mr. Parise also had served as the President of one of the general partners of the Manager since its organization until April 30, 1997 and had been the President, a director and principal stockholder of the Property Manager since its organization until April 30, 1997. On April 30, 1997, pursuant to the approval of the stockholders at a special meeting held on April 23, 1997, the Company acquired the entire interests in all of the partners of the Manager and the Property Manager. From 1985 to 1989, Mr. Parise was employed by The Estes Co., most recently as President of its Financial Services Division and Multifamily Development Division. From 1982 to 1985, Mr. Parise was the President of E. Allen Development Corporation, a company that acquired and managed apartments.

   Joseph  C. Chan has been a  director  of the  Company  since  February  1989,
Executive Vice President and Chief Operating Officer since December 1988, Treasurer since April 1994 and Secretary since March 1996. Mr. Chan served as the Vice President and Treasurer of the Company from its organization until December 1988. Mr. Chan also had served as the President of one of the general partners of the Manager since its organization until April 30, 1997 and a director and principal stockholder of the Property Manager since its organization until April 30, 1997. On April 30, 1997, pursuant to the approval of the stockholders at a special meeting held on April 23, 1997, the Company acquired the entire interests in all of the partners of the Manager and the Property Manager. From 1986 to 1987, Mr. Chan served as an officer of The Estes Co.

   Dale A. Webber has been a Vice President of the Company since September 1987.

   Roger A. Karber has been Vice President, Property Development of the Company since January 1995. From 1989 to 1994, Mr. Karber was president of Festival Markets, Inc., a company that developed specialty retail centers. From 1979 to 1989, Mr. Karber was employed by The Estes Co., where he was instrumental in establishing its apartment operations which included developing over 1,500 apartment units.

   Don W. Winton has been a Director and Executive Vice President of the Company since April 1997. Mr. Winton served as the general partner of the partnerships (the "Winton Partnerships") from which the Company purchased 13 apartment communities and one office building in April 1997 and as President of Winton & Associates, Inc., an apartment management company, for more than five years prior to sale to the Company. Currently, Mr. Winton also serves as the general partner in partnerships (in which the Company does not own any interests) that own 3,206 apartment units, 44 townhome/condominium units, two office buildings and eight single family lots.

   Mary C. Clements has been Controller of the Company since May 1994. Ms. Clements was employed by Deloitte & Touche LLP, an international accounting firm, from her graduation in May 1990 until she joined the Company in May 1994.

   Earl M.  Baldwin has been a director of the Company  since its  organization.
Since 1985, Mr. Baldwin has been president of Baldwin Financial Corp., a risk management consulting service company for mortgage lenders specializing in hedging and secondary market strategy. From 1973 to 1985, Mr. Baldwin was employed by Security Pacific Mortgage Corporation ("SPMC"), a mortgage banking company, serving most recently as its executive vice president.

   Steven G. Davis has been a director of the Company since May 1997. He currently serves as a director of ROC Communities, Inc., a public REIT that owns and operates manufactured home communities. Mr. Davis was a founding shareholder of ROC and served as an Executive Vice President, Chief Financial Officer, Secretary and Treasurer from 1993-1997. From 1990-1993, Mr. Davis was the President and a director of The Windsor Corporation which was merged with ROC. From 1985-1990, Mr. Davis was responsible for the real estate investment banking division of LPL Financial Services.

   John J. Gisi has been a director for the Company since February 1989. Mr. Gisi has served as the President and Chief Executive Officer of National Bancorp of Arizona, Inc., a wholly owned subsidiary of Zions Bancorporation, and as the Chairman of the Board, President and Chief Executive Officer of National Bank of Arizona since September 1984. Mr. Gisi also serves as a director of several subsidiaries of Zions Bancorporation.

    Raymond L. Horn has been a director of the Company since its organization. Mr. Horn serves as tax advisor to several Phoenix-based real estate companies. Mr. Horn, a certified public accountant and lawyer, presently is in private practice after retiring from Deloitte Haskins & Sells (now Deloitte & Touche
LLP) as the partner-in-charge of that firm's Arizona tax practice. Mr. Horn is a member of numerous professional and business associations including the American Institute of Certified Public Accountants and the American Bar Association.

   Frederick C. Moor has been a director of the Company since February 1989. Mr. Moor presently is retired after 33 years of employment with The Valley National Bank of Arizona (now Bank One, Arizona), most recently as Vice President and Banking Services Manager for the Eastern Division.

   All directors are elected at each annual meeting of the Company's stockholders and hold office until their successors are elected and qualified. All officers serve at the discretion of the Board of Directors. The Company currently has five salaried employees.

MEETINGS AND COMMITTEES

   During the year ended December 31, 1996, the Board of Directors of the Company held a total of five meetings. No director attended fewer than 75% of the meetings of the Board of Directors.

   The Company's Bylaws authorize the Board of Directors to appoint among its members an executive committee, an audit committee and other committees. A majority of the members of any committee so appointed must be Unaffiliated Directors. The Board of Directors has appointed an Audit Committee and a Compensation Committee. Messrs. Gisi and Horn serve as the members of the Company's Audit Committee and Compensation Committee. The Audit Committee reviews the annual financial statements, any significant accounting issues and the scope of the audit with the Company's independent auditors and is available to discuss with the auditors any other accounting and audit related matters which may arise during the year. The Audit Committee met separately at one formal meeting during 1996 which was attended by all of the members of the Committee. Prior to April 30, 1997, the Compensation Committee reviewed all transactions with the Manager and the Property Manager and their affiliates, including the renewal of the Management Agreement and the Property Management Agreements and the preliminary terms of the acquisition by the Company of the Manager and the Property Manager. After 30, 1997, the Compensation Committee reviews and recommends the levels and form of compensation of the executive officers of the Company. During 1996, the Compensation Committee met twice to review the preliminary terms of the acquisition of the Manager and the Property Manager. The Board of Directors has not appointed any other committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On April 30, 1997, pursuant to the approval by the stockholders at a special meeting held on April 23, 1997, the Company acquired (i) the entire interests in the Manager and the Property Manager in exchange for 262,008 shares of the Company's Common Stock and (ii) the entire interests in Winton & Associates, a property management company owned by Mr. Winton for 70,284 shares of the Company's Common Stock. These acquisitions were made in connection with the Company's acquisition of 13 apartment communities and one office building from 14 limited partnerships in which Mr. Winton was the general partner. In accordance with the acquisition agreements, each of Messrs. Grove, Parise, Chan and Winton has entered into an employment agreement with the Company. Under the employment agreements, each executive will receive compensation of $100,000 per year and be eligible to receive an annual bonus in such amount, if any, as may be determined by the unaffiliated Directors of the Company and fringe benefits generally made available from time to time to employees of the Company. Each executive will be employed under the employment agreement for a term of five years and from year-to-year thereafter until terminated by either party. In the event of termination by the Company prior to the expiration of the employment agreement for a reason other than death, disability, or cause, the executive will be entitled to receive his fixed compensation for the remainder of the term of the employment agreement.

   As a result of the above transaction, the Company terminated the Management Agreement and the Property Management Agreements as of April 30, 1997. The following description of the Management Agreement and Property Management Agreements relates to the periods when they were in effect.

   The Company's Bylaws provide that the Board of Directors has the full power to conduct, manage and direct the business and affairs of the Company. Prior to April 30, 1997, the Company was a party to a management agreement (the "Management Agreement") with the Manager to manage the day-to-day operations of the Company, subject to the supervision of the Company's Board of Directors. Jon
A. Grove, Frank S. Parise, Jr. and Joseph C. Chan had been directors or officers of general partners of the Manager since its organization until April 30, 1997.

   For performing these services, the Manager received an annual base management fee in an amount equal to 3/8 of 1% per annum of the Average Invested Assets of the Company (as defined in the Management Agreement). The Manager also performed certain analysis and other services in connection with the administration of mortgage securities with respect to which the Company acquired mortgage interests. For such services, the Company reimbursed the Manager for the fees charged by the issuer and administrator of the mortgage securities and paid the Manager an annual administration fee of $10,000 for each series of mortgage interests acquired prior to 1991, $20,000 for the aggregate mortgage interests acquired in 1991 and $20,000 for the aggregate mortgage interests acquired in 1992. In 1996, the Company paid the Manager management fees of approximately $386,000 and administration fees of approximately $193,000. The payment of such fees was unanimously approved by the Unaffiliated Directors.

   In connection with the renewal of the Management Agreement beginning with 1994, the Manager and the Company agreed to eliminate the incentive management fee provision. On December 16, 1993, the Company granted to Messrs. Grove, Parise and Chan options to purchase 309,800 shares of the Company's Common Stock and stock appreciation rights ("SARs") covering 90.200 shares of the Company's Common Stock. The exercise price is $8.60 per share, which was 110% of the market price of the Common Stock on the grant date. If dividends are declared during the period the stock options or SARs are outstanding, the holder of the options and SARs can elect to receive currently or upon exercise cash in an amount equal to the product of the per share dividend amount times the number of options or SARs outstanding. In 1996, the Company paid Messrs. Grove, Parise and Chan $266,667 each based on the total dividends of $2.00 per share paid in 1996. All of the options and SARs are currently exercisable. The options will expire on December 16, 1998, if not terminated earlier pursuant to the terms of the agreements. The options were subject to early termination if the Management Agreement was terminated by the Manager or was terminated by the Company for cause pursuant to the terms of the Management Agreement. As the Company has acquired the entire interests in the Manager and effectively terminated the Management Agreement, these options will remain effective until December 16, 1998.

   Prior to April 30, 1997, the Company had entered into a property management agreement (collectively the "Property Management Agreements") with the Property Manager for each of the apartments acquired by the Company. Each Property Management Agreement was approved by the Unaffiliated Directors. Under the agreement, the Property Manager provided the customary property management services at its cost without profit or distribution to its owners, subject to the limitation of the prevailing management fee rates for similar properties in the market. In 1996, the Company paid the Property Manager $417,000 which amounted to 3% of the total revenues of the apartments.

   The Company owns certain mortgage interests with respect to structured financing issued by American Southwest Holdings, Inc. ("ASH"). An affiliate of ASH performs the customary administration services and receives fees for such services of $12,500 per year for each series of structured financing. The Company believes that the fees charged by ASH are comparable to those charged by other companies performing similar services. Jon A. Grove, Chairman of the Board, President and Chief Executive Officer of the Company, is Chairman of the Board of Directors of ASH and its affiliates and owns 12.5% of the voting stock of ASH. The Company has agreed to indemnify and hold harmless ASH and certain affiliates from any action or claim brought or asserted by any party by reason of any allegation that ASH or such affiliates is an affiliate or is otherwise accountable or liable for the debts or obligations of the Company or its affiliates.

   In 1996, Mr. Webber exercised options to purchase a total of 2,666 shares of the Company's Common Stock by executing a full recourse promissory note for $30,000 to the Company. The note is secured by the shares of Common Stock issued and bears interest, payable monthly, at the prime rate plus 1%. The note is due on December 31, 1998 and can be repaid by delivering to the Company shares of Common Stock owned by the individuals based on the then market price of the Common Stock. During 1996, Messrs. Chan and Webber repaid the notes of $297,000 using 12,011 shares of Common Stock and cash of $61,842.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   As of June 6, 1997, there were outstanding 4,437,611 shares of Common Stock. The following table sets forth the beneficial ownership of Common Stock of the Company as of June 6, 1997 by each person known by the Company to own more than 5% of the outstanding shares of Common Stock of the Company, by each director of the Company, and by all directors and executive officers of the Company as a group, which information as to beneficial ownership is based upon statements furnished to the Company by such persons. The number of shares also includes (1) any shares of Common Stock owned of record by such person's minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control or the power of disposition and
(2) shares of Common Stock that such persons had the right to acquire within 60 days of June 6, 1997 by the exercise of stock options, (excluding the SARs). Each director and executive officer of the Company may be reached through the Company at 335 North Wilmot, Suite 250, Tucson, Arizona 85711.

                                                        NUMBER OF   PERCENT OF
                                                         SHARES      TOTAL (1)
                                                         -------     ---------
      Jon A. Grove                                       233,527        5.1%
      Joseph C. Chan                                     233,808        5.1
      Frank S. Parise, Jr                                206,631        4.5
      Don W. Winton(3)                                   145,204        3.3
      Earl M. Baldwin                                      3,477         (2)
      Steven G. Davis                                          0         (2)
      John J. Gisi                                        11,658         (2)
      Raymond L. Horn                                      5,988         (2)
      Frederick C. Moor                                    3,378         (2)
      All directors and executive officers               859,623       18.0
       as a group (12 persons)

      Non-Management 5% Shareholders
      ------------------------------
      King William Associates(4)                         531,269       12.0%
       3485 FM 1960 West
       Suite 450
       Houston, Texas 77060

------------

(1) In calculating the percentage of ownership, the number of shares of Common Stock that the identified person or group had the right to acquire within 60 days of June 6, 1997 upon the exercise of stock options is deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person, but such shares are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.
(2)  Less than 1% of the outstanding shares of Common Stock.
(3) The number of shares shown are owned directly by Mr. Winton and does not include any of the shares owned by (i) King William Associates in which Mr. Winton is a 15.4% general partner and (ii) Grantor Trust of Former CHB Partners (which owns 56,178 shares of Common Stock) of which Mr. Winton is the trustee and his children own 9.25% beneficial interests in the trust.
(4) King William Associates received the shares in connection with the Company's acquisition of the Winton Properties. Mr. Winton is a general partner and owns 15.4% interest in King William Associates.

EXECUTIVE COMPENSATION

   The following table sets forth the cash compensation paid to the Company's executive officers whose total cash and cash equivalent remuneration exceed $100,000 for the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM COMPENSATION
                                                                --------------------------------
                                                                        AWARDS          PAYOUTS
                                      ANNUAL COMPENSATION       ----------------------- -------
NAME AND PRINCIPAL                 ------------------------     RESTRICTED   OPTIONS/   LTIP     ALL OTHER
POSITION                   YEAR    SALARY    BONUS    OTHER        STOCK      SARS     PAYOUT  COMPENSATION
--------                   ----    ------    -----    -----        -----      ----     ------  ------------
Jon A. Grove (1)         1996                        $179,114                  --                   --
 Chairman, President,    1995                         180,431                  --                   --
 and Chief Executive     1994                         251,747                  --                   --
 Officer

Frank S. Parise, Jr. (1) 1996                        $179,114                  --                   --
 Vice Chairman,          1995                         180,431                  --                   --
 Executive Vice          1994                         251,747                  --                   --
 President,
 and Chief
 Administrative
 Officer

Joseph C. Chan (1)       1996                        $179,114                  --                   --
 Director, Executive     1995                         180,431                  --                   --
 Vice President,         1994                         251,747                  --                   --
 Secretary, and
 Chief Operating
 Officer

Dale A. Webber           1996   $141,729     --           --                 70,000                 --
 Vice President          1995    108,447     --           --                   --                   --
                         1994    108,147     --           --                  8,000                 --

Roger A. Karber          1996   $117,835     --           --                 50,000                 --
 Vice President          1995    100,000   $15,000        --      --           --                   --

-------------
(1) Messrs. Grove, Parise and Chan are not salaried employees of the Company and do not receive any cash or cash equivalent compensation directly from the Company. They receive their compensation from the Manager, the partners of which are corporations owned by these individuals. See "Certain Relationships and Related Transactions." The amounts listed under Other Compensation represent the total cash payments received or receivable from the Manager by these individuals and the corporations owned by them.

   The following tables set forth certain stock option information concerning the officers included in the above table.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                       OPTIONS/   OPTIONS/SARS                                AT ASSUMED ANNUAL RATES
                         SARS      GRANTED TO      EXERCISE                 OF STOCK PRICE APPRECIATION
                       GRANTED    EMPLOYEES IN     OR BASE      EXPIRATION        FOR OPTION TERM
                         (#)      FISCAL YEAR       PRICE          DATE         5%(1)        10%(1)
                         ---      -----------       -----          ----         -----        ------
Jon A. Grove             None          N/A            N/A          N/A            N/A          N/A
Frank S. Parise, Jr.     None          N/A            N/A          N/A            N/A          N/A
Joseph C. Chan           None          N/A            N/A          N/A            N/A          N/A
Dale A. Webber          70,000         42%          $16.625      12/16/98       $119,547     $244,563
Roger A. Karber         50,000         30%          $16.50       12/16/98        118,738      233,800

-------------
(1) This amount is the calculated future value of the stock options as of December 16, 1998 assuming stock price appreciation rates of 5% and 10% per year as specified in Item 402(c)(2) of Regulation S-K.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES
                                                                  VALUE OF
                                                  NUMBER OF      UNEXERCISED
                                                 UNEXERCISED    IN-THE-MONEY
                                                OPTIONS/SARS    OPTIONS/SARS
                         SHARES                 AT FY-END (#)   AT FY-END ($)
                        ACQUIRED      VALUE     EXERCISABLE/    EXERCISABLE/
   NAME               ON EXERCISE   REALIZED   UNEXERCISABLE   UNEXERCISABLE
   ----               -----------   --------   -------------   -------------
Jon A. Grove              --            --        138,581        $1,589,234
                                                      --                --
Frank S. Parise, Jr.      --            --        140,287         1,653,343
                                                      --                --
Joseph C. Chan            --            --        138,581         1,589,234
                                                      --                --
Dale A. Webber          2,666         $19,995      47,930           191,194
                                                   23,334            90,419
Roger A. Karber           --            --         33,332           133,328
                                                   16,668            66,672


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Board of Directors performs the functions of making recommendations to the Board concerning the Company's compensation policies applicable to its executive officers. Messrs. Grove, Parise and Chan serve as both directors and the principal executive officers of the Company. All compensation matters relating to the Company's principal executive officers, however, are decided by the Unaffiliated Directors, consisting of Messrs.
Baldwin, Gisi, Horn, Moor and Davis. The principal executive officers make recommendation to the Board concerning the compensation of other executive officers of the Company. None of the Unaffiliated Directors are, or have ever been, officers or employees of the Company or any of its subsidiaries. Messrs. Grove, Parise and Chan abstained from participating in the deliberations of the Board of Directors concerning the approval of the Management Agreement, the Property Management Agreements, the acquisition of the Manager and the Property Manager or any other matters relating to their compensation. In addition, during 1996, none of the executive officers, including Messrs. Grove, Parise and Chan, served on the board of directors or the compensation committee of the entities that employed any of the Unaffiliated Directors.

COMPENSATION OF DIRECTORS

   During the fiscal year ended December 31, 1996, the Company paid an annual director's fee to each Unaffiliated Director equal to $24,000, a fee of $500 for each meeting of the Board of Directors attended by each Unaffiliated Director and reimbursement of costs and expenses of all directors for attending such meetings. Additionally, each member of the Audit Committee and the Compensation Committee received a fee of $300 for each meeting attended by the member. Affiliated Directors do not receive any fees for serving on the Board of Directors.

STOCK OPTION PLANS

   The Company has a nonstatutory stock option plan (the "Nonstatutory Stock Option Plan") and an incentive stock option plan (the "Incentive Stock Option Plan") (together the "Stock Option Plans"). The purpose of the Stock Option Plans is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide incentive to others whose job performance affects the Company. The Incentive Stock Option Plan provides for incentive stock options which are intended to meet the requirements of
Section 422A of the Internal Revenue Code, (the "Code") ("ISOs") and which may be granted to the officers and key personnel of the Company. The Nonstatutory Stock Option Plan provides for non-qualified stock options which may be granted to the Company's directors and key personnel of the Manager.

   The Stock Option Plans are administered by the Board of Directors, which determines whether such options will be granted, whether such options will be ISOs or non-qualified options, which directors, officers and key personnel will be granted options and the number of options to be granted, subject to the maximum amount of shares issuable under the Stock Option Plans set forth below. In making such determinations, the Board of Directors takes into account the duties and responsibilities of the participants, their present and potential contribution to the success of the Company and such other factors as the Board deems relevant in connection with accomplishing the purpose of the Plan. Under current law, ISOs cannot be granted to directors who are not also employee, or to directors or employees of entities unrelated to the Company.

   Under the Stock Option Plans, options to purchase a maximum of 140,000 shares of the Company's Common Stock may be granted to the Company's directors, officers and key personnel as well as to the directors, officers and key personnel of the Manager. The exercise price for any option granted may not be less than 100% of the fair market value of shares of Common Stock at the time the option is granted. The optionholder may pay the exercise price in cash or by delivery of previously acquired shares of Common Stock of the Company. Generally, one-third of the options granted at any one time are immediately exercisable, one-third are exercisable one year after the date of grant and the remaining one-third become exercisable two years after the date of grant. The options expire 10 years after the date of grant. No option may be granted under the Stock Option Plans to any person who, assuming exercise of all options held by such person, would own or be deemed to own more than 9.8% of the total outstanding shares of Common Stock of the Company.

   Under each of the Stock Option Plans, an exercising optionholder has the right to require the Company to purchase some or all of the optionholder's shares of the Company's Common Stock. That redemption right is exercisable by the optionholder only with respect to shares that he has acquired by exercise of an option granted under the Stock Option Plans which are restricted from transfer by federal securities law as a result of grants or exercise of options under the Stock Option Plans and such right must be exercised during the six months immediately following the expiration of any such restriction.

   No option granted under the Stock Option Plans is exercisable for a period in excess of the term of the option as provided in the Stock Option Plans, subject to earlier termination in the event of termination of employment, retirement or death of the optionholder. An option may be exercised in full or in part at any time or from time to time during the term of the option or provide for its exercise in stated installments at stated times during the option term.

   The Board of Directors may amend the Stock Option Plans at any time, except that approval by the Company's stockholders is required for any amendment that increases the aggregate number of shares that may be issued pursuant to the Stock Option Plans, changes the class of persons eligible to receive such options, modifies the period within which the options may be exercised or the terms upon which options may be exercised, or increases the material benefits accruing to the participants under the Stock Option Plans. Unless previously terminated by the Board of Directors, the Stock Option Plans will terminate in August 1997.

   As of December 31, 1996, options to purchase 43,278 shares of Common Stock were outstanding and options to purchase 5,901 shares were available for grant under the Plans.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The principal component of the Company's executive compensation during 1996 was the management fees paid to the Manager under the Management Agreement and the benefits of the stock options and SARs granted to the executives in 1993. The Company's principal executive officers, Jon A. Grove (Chairman of the Board, President and Chief Executive Officer), Frank S. Parise, Jr. (Vice Chairman of the Board, Executive Vice President and Chief Administrative Officer), and Joseph C. Chan (Director, Executive Vice President and Chief Operating Officer), were not salaried employees of the Company, but were employees of the Manager and corporations owned by them are partners in the Manager. Accordingly, this report addresses the compensation arrangement under the Management Agreement and the stock options granted to these executives. The principal executive officers also were the stockholders of the Property Manager which received reimbursement from the Company for the costs of providing the customary property management services for the Company's apartment communities. (See "Certain Relationships and Related Transactions.") The Compensation Committee does not consider such reimbursement as compensation to these executive officers as the reimbursement was based on cost at no profit or distribution to these executive officers. The Company did not provide these executives with any fringe benefits, such as medical insurance benefits, retirement benefits, employer-contributory benefit plans or any other employee benefit plans. In addition, the Manager paid all costs of employing these executives, including payroll taxes.

   The Management Agreement had been in effect since the Company began operations in August 1987 until April 30, 1997. The Management Agreement was renewable annually and must be approved by a majority of the Unaffiliated Directors. In deciding to renew the Management Agreement, the Unaffiliated Directors considered various factors, including the compensation arrangements of other entities similar to the Company, the experience of the Manager, the performance of the Manager, and the complexity of the assets and operations of the Company.

   Prior to 1994, a major element of the total management fees was the incentive management fee which was earned only if the Company's taxable income before net operating loss carryforward exceeded a specified level. This performance-based compensation arrangement provided for the automatic elimination of a major portion of the Company's operating expenses when the Company's taxable income did not exceed the specified level.

   In connection with the renewal of the Management Agreement beginning with 1994, the Company and the Manager agreed to eliminate the incentive management fee provision. As a substitute, the Company granted to Messrs. Grove, Parise and Chan options to purchase 309,800 shares of the Company's Common Stock and stock appreciation rights ("SARs") covering 90,200 shares of the Company's Common Stock. The exercise price for the stock options and SARs is $8.60 per share, which was 110% of the market price of the Common Stock on the grant date. The Company adopted a new operating strategy in 1993 to transform the Company from a mortgage derivative REIT to a real estate equity REIT. Any appreciation in the value of a property is not reported in taxable income until the property is sold in a taxable transaction. In addition, as a result of the net operating loss carryforward, substantially all of the Company's taxable income, if any, reported in future years is not required to be paid as dividends to the stockholders. Accordingly, the Committee believed that the amount of taxable income is no longer an appropriate criterion for relating the compensation to management to the benefits obtained by the stockholders. The Committee believed that the market price of its Common Stock provided the most comprehensive criterion for determining the long term incentive compensation for management and the stock options closely associated the interests of management with those of the stockholders. In determining the number of the options and SARs granted, the Committee considered various factors, including the benefit of eliminating the incentive management fees, the stock-based incentive compensation amount of other companies and the opportunities for increases in the market price of the Company's Common Stock.

                                         John J. Gisi            Raymond L. Horn

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

   Based solely on the Company's review of such reports received by it during the fiscal year ended December 31, 1996, and written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements during such year or prior fiscal years.

CUMULATIVE TOTAL RETURNS COMPARISON

   The following graph shows a five-year comparison of the cumulative total returns (assuming reinvestment of dividends) for the Company, the Equity REIT index compiled by the National Association of Real Estate Investment Trusts ("NAREIT") and the S&P 500. The index compiled by NAREIT consist of 166 property REITs with a total market capitalization of $78.3 billion as of December 31, 1996. Any stockholder wishing to receive a copy of the index may contact the Company.
                    12/91     12/92     12/93     12/94     12/95     12/96
                    -----     -----     -----     -----     -----     -----
Company              100       42         33       41         69        99
S&P                  100      108        118      120        165       203
NAREIT               100      115        137      141        163       221

               PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
                      TO CHANGE THE NAME OF THE COMPANY

   The stockholders of the Company are being requested to approve a proposal to amend Article II of the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") to change the corporate name of the Company to "Heritage Residential Corporation." The Company is proposing the name change for several reasons. First, the present name is generally associated with mortgage investments, the proposed new name would create a clear perception that the Company is no longer a mortgage REIT. Second, the proposed new name is more descriptive of the primary purpose of the Company, which is to own and operate apartment communities. Third, the Company is operating the newly acquired apartment communities under the name "Heritage" and intends to market each of its communities under the Heritage Residential name. Changing the corporate name would create a unified corporate image for investor relations and marketing purposes.

   The management and the Board of Directors believe that it would be in the best interest of the Company to change the corporate name to "Heritage Residential Corporation." Stock certificates previously issued to stockholders will not need to be exchanged for new certificates if the name change is approved by the stockholders. No right of appraisal or similar rights of dissenters exist with respect to this matter.

   The Board of Directors has unanimously approved the proposed amendment to the Articles of Incorporation. The affirmative vote of two-thirds of the outstanding shares of the Company's Common Stock is required for approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

                     RATIFICATION OF INDEPENDENT AUDITORS

   The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Deloitte & Touche LLP will be present at the Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

   Stockholder proposals that are intended to be presented by such stockholders at the next annual meeting of the Company for the fiscal year ending December 31, 1997 must be received by the Company no later than January 1, 1998 in order to be included in the proxy statement and form of proxy relating to such meeting.

                                OTHER MATTERS

   The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.
                                                          Dated: June 20, 1997
                                       14